Exhibit 99.12

Execution Version

PARTICIPATION AGREEMENT

PARTICIPATION AGREEMENT, effective as of December 4 , 2015 (this “Agreement”), among Splendid Days Limited (“Grantor”), Fortune Profile Limited (“Participant”) and Ark Pacific Investment Management Limited (“Manager”).

WHEREAS, on November 24, 2015, Grantor entered into the Convertible Note and Warrant Purchase Agreement identified in Schedule I attached hereto (the “Purchase Agreement”) with The9 Limited (the “Issuer”) and certain security providers listed in schedule 1 to the Purchase Agreement, a copy of which is attached hereto as Exhibit A;

WHEREAS, upon the closing of the issuance of the convertible notes and warrants pursuant to the Purchase Agreement (the “PA Closing”), Grantor will hold, among other things, the secured convertible redeemable notes and warrants identified in Schedule II attached hereto (the “Underlying Instruments”), in each case issued by the Issuer pursuant to the Purchase Agreement (copies of the forms of terms and conditions of the Underlying Instruments are attached hereto as Exhibit B);

WHEREAS, the parties hereto have agreed, among other things, that Grantor shall grant an undivided risk participation to Participant of Grantor’s interest in, to and under such portion of the Underlying Instruments constituting the initial principal amount as set forth opposite each Underlying Instrument in Schedule II (such initial principal amount, the “Grantor Interest”);

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.

(a)                                 Grant.  Subject to the terms and conditions of this Agreement and the completion of the Participation Closing (as defined below), Grantor shall grant to Participant and Participant shall acquire and hold a risk participation interest constituting a derivative payment interest (as further explained in Section 1(b)) (the “Participation”) in the Grantor Interest, effective as of the PA Closing.  Partial settlements of the Grantor Interest pursuant to Section 5 shall have the effect of lowering the Grantor Interest in an amount equal to portion of the Grantor Interest that is settled.  If the outstanding principal amount under any Underlying Instrument is increased on the third anniversary of the date of issuance of such Underlying Instrument, the Grantor Interest shall be proportionately increased. Manager shall calculate the then applicable Grantor Interest subsequent to each settlement and upon any increase upon the third anniversary of the date of issuance of the Underlying Instruments and maintain records showing the date of such settlements and the Grantor Interest as adjusted from time to time.

(b)                                 Derivative Payment Interest.  It is understood and agreed that, notwithstanding Participant’s right to request (but not require) settlement in the form of ADSs as set forth in Section 5, this Participation (i) shall constitute a relationship between Grantor and Participant as debtor and creditor with the right of Participant to receive payments in cash from Grantor, restricted to the extent of an amount equal to the relevant portion of any payments of cash actually received by Grantor from the Issuer or other obligor and subject to reduction as set forth herein, and such right shall take reference to, or shall be attributed to, the Grantor Interest as further provided in Section 5 below; and (ii) shall not constitute (A) a sale of a true participation or (B) a transfer of any rights or obligations under the Grantor Interest and Participant shall have no proprietary interest of any kind in the Grantor Interest, whether by way of beneficial ownership, referred to therein or relating thereto.  It is further understood and accepted that no contractual relationship shall exist by reason of this Agreement between Issuer and any other party to the Purchase Agreement or the Underlying Instruments (other than Grantor pursuant to this Agreement) on the one hand and Participant on the other hand.  Grantor shall not by virtue of the provisions of this Agreement be deemed to be, or otherwise become, an agent, nominee, trustee or fiduciary for Participant in respect of the Grantor Interest.

Section 2.                                           Closing.  The closing under this Agreement (the “Participation Closing”) shall occur two (2) Business Days (as defined in the Purchase Agreement) prior to the intended date of the PA Closing. At the Participation Closing, Participant shall pay the amount set out in Schedule III (the “Consideration”) to Grantor by wire transfer of immediately available funds to the bank account and in accordance with the instructions set forth on Schedule IV attached hereto; provided that each of the conditions precedent set forth in Section 4 of this Agreement have been satisfied (or waived in accordance with the provisions hereof).  Grantor shall notify Participant of the intended date of the PA Closing and the intended date of the Participation Closing no less than two (2) Business Days prior to the intended date of the Participation Closing.  If the PA Closing has not occurred by the date that is ten (10) Business Days after the Participation Closing, Grantor shall return the Consideration to Participant and this Agreement shall terminate.

Section 3.                                           Participant’s Obligations; Compliance with Purchase Agreement and Underlying Instruments.  From and after the PA Closing, Participant hereby accepts the Participation and agrees to make payments to Grantor equal to all payments required to be made by Grantor in the observation, performance of its duties, liabilities and obligations pursuant to the Purchase Agreement and the Underlying Instruments (including, for the avoidance of doubt, the payment of any exercise price under any warrant that is an Underlying Instrument, to the extent that such warrant is exercised) solely to the extent of the Grantor Interest.  Participant shall, upon demand by Grantor, make payments to Grantor in the amount of such portion of any tax, duties, costs and expenses (including legal fees) attributable to the Grantor Interest in connection with holding, exercising any rights under, disposing of, enforcing any security in relation to, or otherwise taking any actions connected to, the Underlying Instruments.

Section 4.                                           Conditions Precedent.

(a)                                 The obligation of Participant to pay the Consideration upon the Participation Closing is subject to the fulfillment (or waiver by Participant) of each of the following conditions at the Participation Closing: (i) all representations and warranties of Grantor and Manager shall be true and correct; and (ii) Grantor and Manager shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the date of the Participation Closing.

(b)                                 The obligation of Grantor to grant the Participation in the Grantor Interest to Participant effective as of the PA Closing is subject to the fulfillment (or waiver by Grantor) of each of the following conditions at the Participation Closing: (i) the PA Closing shall have occurred; (ii) all representations and warranties of Participant shall be true and correct; and (iii) Participant shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the date of the Participation Closing.

Section 5.                                           Settlement.

(a)                                 Subject to all restrictions and limitations set forth in the Transaction Documents (as defined in the Purchase Agreement) and all restrictions and limitations set forth in applicable Law (as defined in the Purchase Agreement), including without limitation the Securities Act (as defined in the Purchase Agreement), Participant shall at any time have a right to issue a settlement request notice in the form set out in Schedule V to Grantor and Manager with respect to all or any portion of the then applicable Grantor Interest (a “Settlement Request”), which notice shall set forth (i) the portion of the then applicable Grantor Interest with respect to which settlement is requested and (ii) the preferred form of settlement (being cash (either pursuant to redemption of the Underlying Instruments, if available at such time pursuant to the Transaction Documents or conversion or exercise of the Underlying Instruments and sale of the resulting ADSs) (a “Cash Settlement Request”) or ADSs (as defined in the Purchase Agreement)) (an “ADS Settlement Request”).

(b)                                 Grantor shall use commercially reasonable efforts to fulfill the Settlement Request within 30 days after receipt by Grantor of such notice.

(i)                                     If Grantor does not fulfill a Cash Settlement Request within such 30-day period, Grantor may elect to fulfill such Cash Settlement Request in the form of transfer of ADSs to Participant.

(ii)                                  If Grantor does not fulfill an ADS Settlement Request within such 30-day period, Grantor may elect to fulfill such ADS Settlement Request in the form of cash.

(iii)                               If Grantor determines in its sole discretion that neither cash settlement nor settlement in ADSs is feasible, Grantor may fulfill the Settlement Request by assigning the relevant Underlying Instruments constituting the then outstanding Grantor Interest to Participant net of In-Kind Fees and Expenses (as defined below).

Section 6.                                           Post-Closing Payments.

(a)                                 Should Grantor receive any amount arising from, or attributed to, the Grantor Interest (including without limitation amounts related to a Settlement Request) then Grantor shall promptly deliver to Participant an amount equal to such amount less:

(i)                                     any taxes, duties or other amounts required to be paid or withheld by Grantor with respect to those amounts (including without limitation any stamp duty or tax payable with respect to the sale, transfer or other disposition of such securities or other cash or non-cash distributions and any other fees or expenses (including legal fees) paid, payable, reimbursed or reimbursable by Grantor or Manager in connection with the sale, transfer or other disposition of such securities or other cash or non-cash distributions); and

(ii)                                  any amounts owed by Participant to Grantor or Manager as of the relevant time ((i) and (ii) together, the “Fees and Expenses”),

to Participant pursuant to the wire instructions provided by Participant (which instructions must be with respect to a bank account opened in the name of Participant and must be provided at least five (5) Business Days prior to the date of wiring).

(b)                                 Upon receipt by Grantor of any securities or any other non-cash distributions with respect to the Grantor Interest (including the receipt of ADSs pursuant to a Settlement Request):

(i)                                     in the case of ADSs received pursuant to a Cash Settlement Request or an ADS Settlement Request where Grantor has elected pursuant to Section 5(b)(ii) to fulfill such ADS Settlement Request in cash, Grantor shall use commercially reasonable efforts to sell such ADSs to any person whatsoever at Participant’s expense, in accordance with the provisions of Section 5(b) and distribute the resulting cash to Participant in accordance with Section 6(a);

(ii)                                  in the case of ADSs received pursuant to an ADS Settlement Request other than cases in which Grantor has elected pursuant to Section 5(b)(ii) to fulfill such ADS Settlement Request in cash (or where any Settlement Request cannot be fulfilled in cash), Grantor shall use commercially reasonable efforts to transfer such ADSs (net of the In-Kind Fees and Expenses) to Participant at Participant’s expense, in accordance with the provisions of Section 5(b). “In-Kind Fees and Expenses” means such portion of securities or any other non-cash distributions received by Grantor with respect to the Grantor Interest the value of which is equal to the Fees and Expenses due as of the relevant date.  In the case of ADSs, the value of such ADSs shall be calculated by Manager based on the VWAP Price and in the case of other securities or other non-cash distributions, shall be calculated by Manager on such basis as it reasonably determines. “VWAP Price” means the value obtained by dividing (A) the aggregate turnover of trading in the ADSs during the five (5) Trading Days immediately before the date Grantor receives the relevant distribution (the “VWAP Period”) by (B) the aggregate trading volume of the ADSs during the VWAP Period provided that if the VWAP Price cannot be calculated in accordance with the preceding formula the VWAP Price shall be determined by Manager on such basis as it reasonably determines. “Trading Day” means any day on which the ADSs are traded on The NASDAQ Global Market.

(c)                                  If Grantor makes any payment to Participant pursuant to this Agreement (a “Prior Payment”) and Grantor is required to return to any person or entity all or any portion of any distribution in respect of which such Prior Payment was made (the “Distributions Subject to Return”), Participant shall, upon the written request of Grantor, return to Grantor amounts equivalent to the Distributions Subject to Return plus any interest or penalties thereon that Grantor is required to pay in respect of such Distributions Subject to Return.  Any such Distributions Subject to Return received by Participant shall be promptly paid over to Grantor pursuant to the wire instructions provided by Grantor.

(d)                                 Other than as provided in Section 5, Grantor shall have no obligation to exercise any rights under the Transaction Documents at any time whatsoever (whether at the instruction of Participant or otherwise) and shall have no obligation to sell to any third party or transfer to Participant any securities or any other non-cash distributions at any time whatsoever (whether at the instruction of Participant or otherwise).  Participant shall only have the right to receive any amounts actually received by Grantor attributable to the Grantor Interest or the sale or other disposition thereof (less any amounts contemplated by this Section 6, including the relevant Fees and Expenses) in accordance with Sections 5 and 6.

Section 7.                                           Notices. Any notices shall be delivered to Participant at the address set forth in Schedule VI or such other address as Participant may designate from time to time.

Section 8.                                           Purchase Agreement and Underlying Instruments.  Each of Grantor and Manager makes no representation or warranty and assumes no responsibility with respect to (a) any statements, warranties or representations made in or in connection with each of the Purchase Agreement and/or Underlying Instruments or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of each of the Purchase Agreement and Underlying Instruments or any other instrument or document furnished pursuant thereto, and (b) the financial condition of any of the Issuer or any other obligor or the performance or observance by any of the Issuer or any other obligor of any of the respective obligations under each of the Purchase Agreement and Underlying Instruments or any other instrument or document furnished pursuant hereto or thereto

Section 9.                                           Grantor Representations and Warranties.  Each of Grantor and Manager hereby severally and not jointly represents and warrants to Participant as follows:

(a)                                 It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has the power and authority to carry on its present business and operations and to enter into and perform its obligations under this Agreement;

(b)                                 this Agreement has been duly and validly authorized, executed and delivered by it and is the legal, valid and binding obligation of Grantor and enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles;

(c)                                  Neither the execution, delivery or performance of this Agreement by it nor consummation of the transactions contemplated hereby will violate or contravene any law, rule, regulation, order, agreement, or instrument affecting it or the Grantor Interest; and

(d)                                 No proceedings are pending against it or to the best of its knowledge, threatened against it before any governmental authority that will materially and adversely affect (i) the Grantor Interest or the obligations assumed hereunder, or (ii) any action taken or to be taken by it under this Agreement.

Section 10.                                    Participant Representations and Warranties.  Participant hereby represents and warrants to Grantor and Manager as follows:

(a)                                 Participant is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has the power and authority to carry on its present business and operations and to enter into and perform its obligations under this Agreement;

(b)                                 This Agreement and the other documents to which it is a party in connection herewith have been duly authorized, executed and delivered by Participant and constitutes a legal, valid and binding obligation of Participant enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered at a proceeding at law or in equity;

(c)                                  Any interest obtained by Participant hereunder is and shall be acquired by it for its own account for investment and not with a view to resale or distribution, provided that the disposition of its property shall at all times be and remain within its control;

(d)                                 Neither the execution and delivery by Participant of this Agreement nor the consummation by Participant of any of the transactions contemplated hereby (1) violates any provision of any law, rule, regulation, organizational document or material agreement binding on Participant or creates a relationship which would be in violation thereof or (2) requires registration under Section 5 of the United States Securities Act of 1933;

(e)                                  There are no pending or, to the best of Participant’s knowledge, threatened actions or proceedings against Participant before any court, governmental body, arbitration board, administrative agency or tribunal which, if determined adversely to Participant, would materially adversely affect the ability of Participant to perform its obligations under this Agreement;

(f)                                   Neither Participant nor any of its officers, directors or employees nor any other person acting for or on behalf of Participant has, directly or indirectly, made any contribution, gift, bribe, payoff, influence payment, kickback or any other fraudulent payment in any form, whether in money, property or service, or made any promise to pay, or authorized the payment of any money or the giving of anything of value, to any public official or otherwise (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured or (c) to obtain special concessions or for special concessions already obtained, for or in respect of Participant or any of its affiliates, in each case of (a), (b) and (c), that would have been in violation of any applicable law, including any anti-bribery law;

(g)                                  The operations of Participant and its affiliates, including the Participation by Participant pursuant to this Agreement, are, have been and will be conducted at all times in compliance with all applicable money laundering statutes of all applicable jurisdictions, the rules and regulations promulgated thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental authority or any arbitrator or non-governmental authority involving Participant or any of its affiliates with respect to the Money Laundering Laws is pending or, to the knowledge of Participant, threatened;

(h)                                 All information and documentation provided by Participant to Grantor and/or Manager, including all information and documentation provided by Participant to Grantor and/or Manager to enable them to conduct “know your customer” due diligence is true, correct and does not fail to disclose any material facts; and

(i)                                     Participant (A) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the United States Securities Act of 1933 and meets any applicable suitability tests, (B) has received or otherwise obtained information which is adequate and is capable of utilizing such information for purposes of sufficiently evaluating the merits and risks of purchasing the Participation, (C) is able to bear the economic risks of the investment and has had the opportunity to ask questions to Grantor with respect to the investment, (D) is aware that Grantor or Manager may currently have, and later may come into possession of, information with respect to the Issuer that is not known to Participant and that may be material to its decision to purchase the Participation, and neither Grantor nor Manager shall be under any obligation to share any such information with Participant, (E) is aware that Grantor and Manager possess limited information regarding the Issuer, and have received no representations or other assurances from the Issuer as to the accuracy or completeness of information regarding the Issuer or the Underlying Instruments other than as set forth in the Transactions Documents (as defined in the Purchase Agreement) and that Participant should not rely upon Grantor or Manager for any due diligence on the Issuer or any of its security holders or affiliates, (F) is not relying on Grantor or Manager in any respect, including, without limitation, with respect to legal, tax or economic considerations, in making its investment decision, (G) is aware that the Underlying Instruments or other securities of the Issuer may be held by Grantor, Manager or any of their affiliates, (H) is aware that an investment in the Participation is highly illiquid, (I) is aware that the Participation constitutes the general and unsecured contractual obligations of Grantor and such obligations will rank equally in right of payment with all other current and subsequent unsecured unsubordinated contractual obligations of Grantor, (J) is aware that the Participation will also be effectively subordinated to any secured debt of Grantor and structurally subordinated to the liabilities of Grantor’s subsidiaries, (K) is aware there are no limitations on the issuance of additional debt by Grantor or its subsidiaries, including secured debt, (L) is aware that in the case of an insolvency of Grantor, secured liabilities of Grantor will have priority over unsecured obligations such as the Participation, (M) is aware that the Participation will not be guaranteed by any of the Grantor’s subsidiaries, and (N) has consulted its own legal, regulatory, tax, financial and accounting advisors to the extent it considers necessary, and has formed its own decision to invest in the Participation based upon its own judgment and advice from the advisors it considers necessary.

Section 11.                                    Indemnities.

(a)                                 Participant shall indemnify, defend, and hold Grantor and Manager and their respective officers, directors, agents, partners, members, controlling Entities and employees (collectively, “Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that Indemnitees incur or suffer as a result of, or arising out of (a) Participant’s breach of any of Participant’s representations, warranties, covenants or agreements in this Agreement, or (b) any obligation of Participant, Grantor or Manager to disgorge, in whole or in part, or otherwise reimburse (by setoff or otherwise) Issuer or any other obligor or any other entity for any payments, property (including collateral), setoffs or recoupments received, applied or effected by or for the account of Grantor or Manager under or in connection with the Grantor Interest or otherwise from, against or on account of the Issuer or any other obligor and not distributed by Grantor to Participant.

(b)                                 The indemnity set forth above is a continuing obligation, separate and independent from the other obligations of the parties and survives termination of this Agreement, and it is not necessary for a party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

Section 12.                                    Further Actions.  Participant covenants and agrees, at its own expense, to execute and deliver, at the request of Grantor or Manager, such further instruments and to take such other action as Grantor or Manager may reasonably request to more effectively consummate the transactions, assignments and assumptions contemplated by this Agreement.

Section 13.                                    Headings.  Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 14.                                    Governing Law.  THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 15.                                    Execution in Counterparts.  This Agreement and any amendments, waivers or consents hereto may be executed by Grantor, Participant and Manager in separate counterparts (or upon separate signature pages bound together into one or more counterparts), each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 16.                                    Successors and Assigns.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement and this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto, and their respective permitted successors and assigns.  Participant may not assign or grant a sub-participation in the Participation or any of its rights hereunder or any part thereof or interest therein without the prior written consent of Grantor.

Section 17.                                    Grantor and Manager Authority.  Neither Grantor nor Manager shall be held to the standard of care of a fiduciary or agent nor shall either of them be a fiduciary or agent for Participant but shall exercise only the same care in the administration of the Participation as if they had not granted the Participation.  Notwithstanding the foregoing, (i) neither Grantor nor Manager shall be liable for any error in judgment or for any action taken or omitted to be taken by it hereunder except for its gross negligence or willful misconduct, (ii) any calculations or determinations expressed to be made by Grantor or Manager hereunder shall be made in the sole and absolute discretion of Grantor or Manager (as applicable), and shall be conclusive and binding upon Participant in the absence of gross negligence or willful misconduct, and (iii)

Grantor and Manager may rely on legal counsel, independent public accountants and other experts selected or accepted by Grantor or Manager and shall not be liable for any action taken or omitted to be taken in good faith by Grantor or Manager in accordance with the advice of such counsel, accountants or experts.

Section 18.                                    Information.  For the avoidance of doubt, Participant shall have no right to receive any information and documents received by Grantor or Manager from time to time with respect to the Purchase Agreement and/or the Underlying Instruments.  If and to the extent any such information is provided to Participant, Participant agrees that (i) it shall maintain the confidentiality of any such information and documents to the extent required therein and to the same extent as if it were a party to the Purchase Agreement; and (ii) it shall not rely upon any such information, which shall not be considered as being approved by or verified by or sourced from Grantor, Manager or the Issuer in any respect or as being true, accurate and complete.

Section 19.                                    Actions.  For the avoidance of doubt, Grantor and Manager shall take (or refrain from taking) any action with respect to the Grantor Interest under the Purchase Agreement and the Underlying Instruments in their sole discretion.

Section 20.                                    Onshore Mortgage.  Participant hereby acknowledges that the Onshore Mortgages referred to in the Purchase Agreement do not, as a matter of law, secure the Underlying Instruments.

Section 21.                                    Set-Off. The Grantor may at any time (without prejudice to any other right it may be entitled) set-off and apply any sums due, owing or payable by Participant (or its successor or assign) to the Grantor or Manager, against the liabilities of the Grantor under this Agreement.

Execution Version

IN WITNESS WHEREOF, Grantor, Participant and Manager have caused this Agreement to be duly executed as of the day and year first written above.

SPLENDID DAYS LIMITED, as Grantor

By:	/s/ Splendid Days Limited
Splendid Days Limited

FORTUNE PROFILE LIMITED, as Participant

By:	/s/ Fortune Profile Limited
Fortune Profile Limited

ARK PACIFIC INVESTMENT MANAGEMENT LIMITED, as Manager

By:	/s/ Ark Pacific Investment Management Limited
Ark Pacific Investment Management Limited

Schedule I

Purchase Agreement

A convertible note and warrant purchase agreement entered into on November 24, 2015, by and among The9 Limited, GameNow.net (Hong Kong) Limited, China The9 Interactive Limited, China The9 Interactive (Shanghai) Ltd. (九城互动信息技术（上海）有限公司), The9 Computer Technology Consulting (Shanghai) Co., Ltd. (第九城市计算机咨询（上海）有限 公司, Shanghai The9 Information Technology Co., Ltd. (上海第九城市信息技术有限公司) and Splendid Days Limited.

Schedule II

Underlying Instruments and Grantor Interest

Underlying Instrument	Grantor Interest
Tranche A Convertible Notes (as defined in the Purchase Agreement)	US$	1,111,111
Tranche B Convertible Notes (as defined in the Purchase Agreement)	US$	666,667
Tranche C Convertible Notes (as defined in the Purchase Agreement)	US$	222,222
Tranche I Warrants (as defined in the Purchase Agreement)	US$	222,222

Schedule III

Consideration

The Consideration shall be equal to US$2,000,000.

Schedule V

Form of Settlement Request

SETTLEMENT REQUEST

Date:

Reference is made to the Participation Agreement (the “Participation Agreement”) entered into between the undersigned, Splendid Days Limited (the “Grantor”), and Ark Pacific Investment Management Limited on [date].  This is a [Cash][ADS] Settlement Request in accordance with and pursuant to section 5(a) of the Participation Agreement.

Capitalized terms used herein not otherwise defined shall have the meanings as ascribed to them in the Participation Agreement.

The undersigned hereby requests that the following amount of the Underlying Instruments indicated below be settled in the form of [cash][ADSs].

Principal amount of [Tranche [•] 12.00% Senior Convertible Note of the Issuer][Tranche [•] Warrant to Purchase American Depositary Shares of the Issuer (the “Warrant”)] to be settled:

[In the case of settlement of Tranche I Warrant by cashless exercise only:

The undersigned hereby requests that the settlement of the Warrant be effected by means of cashless exercise in accordance with the terms and conditions of the Warrant.]

[In the case of settlement of Tranche A/B/C Warrant by Loan Waiver Notice only:

A copy of a Loan Waiver Notice (as defined in the terms and conditions of the Warrant) is attached herewith in relation to such principal amount of the Onshore Loan (as defined in the terms and conditions of the Warrant) as is equal to the principal amount of the Warrant to be settled, and accordingly no cash exercise price is payable in relation to the settlement in accordance with the terms and conditions of the Warrant.]

[In the case of settlement of Tranche I Warrant or Tranche A/B/C Warrant by payment in cash of the warrant exercise price:

Unless otherwise agreed by Grantor, the undersigned hereby confirms that on even date herewith it has transmitted to the bank account of Grantor set forth on Schedule IV to the Participation Agreement (as amended from time to time by Grantor) an amount equal to the aggregate warrant exercise price by wire transfer of immediately available funds ].

Name and address of person in whose name the ADSs will be registered[, should Grantor elect for settlement by way of ADSs pursuant to Section 5(b)(i) of the Participation Agreement]:

Name:
For and on behalf of
[Participant]

Schedule VI

Address of Participant

OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands